                                                                EXHIBIT 10.26

                                CONSULTING AGREEMENT

       THIS AGREEMENT is entered into as of December __, 1999 by ________________ ("Consultant") and GLOBAL MEDIA CORP., a Nevada corporation (the "Company").

       1.     TERM OF AGREEMENT.

              (a) TERMINATION UPON NOTICE. This Agreement may be terminated at any time by Consultant or by the Company by giving the other party 30 days' advance notice in writing.

              (b) EXPIRATION DATE. This Agreement shall terminate on December __, 2002, if not terminated earlier under Subsection (a) above.

              (c) FEES AND EXPENSES. Upon the termination of this Agreement under Subsection (a) or (b) above, Consultant shall only be entitled to his vested options as set forth in Section 4(a) below and to reimbursement of expenses which were incurred before the termination becomes effective and which are reimbursable under Section 4(b) below.

       2.     SCOPE OF SERVICES.

              (a) PROMOTION OF GLOBAL MEDIA NETWORK. Consultant will use his best efforts to (i) assist the Company in promoting the Global Media Network and the Global Media Broadcast Network to potential network associates, (ii) introduce the Company's representatives to Consultant's contacts in the radio industry who are or may know potential network associates, and (c) facilitate the successful consummation of agreements with potential network associates whom the Consultants have introduced to the Company.

              (b) ADVISORY COMMITTEE PARTICIPATION. Consultant agrees to serve on an ad hoc advisory committee ("Advisory Committee") to review and provide customer-centric feedback on features of the Company's e-commerce and broadcasting systems, particularly new developments prior to their commercial implementation. In such capacity, Consultant will make himself reasonably available on an as-needed basis to review and consult with the Company on such features. In addition, during the year following the date of this Agreement, Consultant agrees to attend, either in person or telephonically, up to six meetings of the Advisory Committee with representatives of the Company. It is expected that three meetings will occur during the first quarter following the date of this Agreement, with one meeting per quarter thereafter.

              (c) TIME AND EFFORT. It is anticipated that Consultant will devote an average of approximately ten hours per month to the performance of services described in Subsections (a) and (b). Consultant agrees to use his best efforts to perform such services. Consultant shall be responsible for maintaining, at his own expense, a place of work, any necessary equipment and supplies, and appropriate communications facilities.

       3.     WORK FOR OTHERS.

       The Company recognizes and agrees that Consultant may perform services for other persons, provided that such services do not represent a conflict of interest. In particular, the Company acknowledges that Consultant is a full-time employee of Standard Radio Inc.

       4.     COMPENSATION AND EXPENSES.

              (a) OPTION COMPENSATION. The Company shall grant Consultant options to purchase up to 20,000 shares of its common stock, par value $0.001 per share ("Common Stock"), at an exercise price per share equal to the closing sales price of the Company's Common Stock on the OTC Bulletin Board as of the date of this Agreement. Such options shall be granted pursuant to the Company's 1999 Stock Option Plan and its standard form stock option agreement; with such variations as are necessary to implement the following terms with respect to the circumstances under which the options shall become vested and exercisable:

                     (i) options to purchase 1,500 shares shall vest for each meeting of the Advisory Committee actually attended in person or telephonically;

                     (ii) options to purchase 1,000 shares shall vest for each personal introduction to a Decision Maker of a Prospect, as each of such terms is defined below, which personal introduction is confirmed in writing by Consultant in a written notice to the Chief Financial Officer of the Company; and

                     (iii) options to purchase 1,500 shares shall vest upon the execution by Global Media and a Prospect of one or more network associate agreements,

subject to the maximum number of options set forth above.

 "Prospect" means an entity that owns or operates radio stations that Consultant believes in good faith will be interested in subscribing to the Global Media e-commerce network and/or the Global Media broadcast network, where Global Media does not have a then-existing relationship with or contact at such entity or its constituent radio stations. "Decision Maker" means a person within the Prospect's organization with management level responsibility for business or corporate or whose primary job responsibilities otherwise include the power to decide whether or not to pursue a contractual relationship with Global Media , and does not include persons who serve in solely an administrative role within the Prospect's organization.


              (b) EXPENSES. Upon presentation by Consultant of an invoice accompanied by supporting documentation satisfactory to the Company, the Company shall reimburse Consultant monthly for reasonable expenses, including (without limitation) travel expenses, incurred directly on behalf of the Company in connection with the performance of services hereunder.

       5.     NO EMPLOYEE BENEFITS.

       Consultant shall not be eligible to participate in any of the Company's employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.

       6.     INDEPENDENT CONTRACTOR.

       In performing services for the Company pursuant to this Agreement, Consultant shall act in the capacity of an independent contractor with respect to the Company and not as an employee of the Company. As an independent contractor, Consultant shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved by him or her but shall be solely responsible for the manner and hours in which he or she will perform his or her services under this Agreement.

       7.     COMPLIANCE WITH LEGAL REQUIREMENTS.

       The Company shall not provide workers' compensation, disability insurance, unemployment compensation coverage nor any other statutory benefit to Consultant. To the extent applicable, Consultant shall comply at his expense with all applicable provisions of workers' compensation laws, unemployment compensation laws, federal, provincial and local income tax laws, and all other applicable federal, provincial and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.

       8.     NONDISCLOSURE.

       During the term of this Agreement and thereafter, Consultant shall not, without the prior written consent of the Company, disclose or use for any purpose (except in the course of his service under this Agreement and in furtherance of the business of the Company) confidential information or proprietary data of the Company, except as required by applicable law or legal process; provided, however, that "confidential information" shall not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by Consultant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Consultant agrees to deliver to the Company at the termination of his or her service, or at any other time that the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company which he or she may then possess or have under his or her control.

       9.     MISCELLANEOUS PROVISIONS.

              (a) NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by certified mail, return receipt requested and postage prepaid. In the case of Consultant, mailed notices shall be addressed to him or her at the address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

              (b) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Consultant and by an authorized officer of the Company. No waiver by either party or any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

              (c) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

              (d) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada (other than their choice-of-law provisions).

              (e) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

              (f) ASSIGNMENT AND SUCCESSORS. Neither party shall assign any right or delegate any obligation hereunder without the other party's written consent, and any purported assignment or delegation by a party hereto without the other party's written consent shall be void. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and Consultant, his or her heirs, executors, administrators and legal representatives.

       IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer.


GLOBAL MEDIA CORP.



By:_______________________________________     ______________________________
    Robert Fuller, Chief Executive Officer     Consultant